UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2013

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

150 King Street West Suite 1200 Toronto, Ontario, Canada	M5H1J9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 583-3800

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 17, 2013, Golden Star Resources Ltd. (the “Company”) issued a press release providing an operational update on cost reduction measures, mine plan re-optimization and capital reallocation. A copy of the press release is attached hereto as Exhibit 99 and is incorporated by reference herein.

The information in this Current Report on Form 8-K, including the information set forth in Exhibit 99, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

As noted in Item 7.01 above, on June 17, 2013, the Company issued a press release with certain operational updates. Highlights of the release are as follows:

Since the release of the first quarter 2013 financial and operating results, the Company’s management has completed a comprehensive review of the Company’s operations. After re-designing the pits to reflect lower gold prices, the Company believes that operations are viable in the current gold price environment and that existing cash and cash flow from operations can cover its sustaining capital requirements for 2013.

The Company’s 2013 gold production estimate is now expected to range from 290,000 ounces to 310,000 ounces of gold. Cash operating costs are expected to remain in the range of $1,050 to $1,150 per ounce.

Year-to-date production through June 12, 2013 is approximately 154,000 ounces of gold. The Company’s current cash position as of June 17, 2013 is approximately $51 million.

The Company’s total capital expenditure for 2013 is now expected to be approximately $74 million, with sustaining capital reduced to $40 million and development capital reduced to $34 million. Exploration spending for 2013 is now expected to be approximately $16.5 million. The Company plans to reduce operating costs by an estimated $45 million.

Statements regarding forward-looking information:

Some statements contained in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding: plans to reduce operating costs and exploration spending; planned reductions in capital spending, including sustaining capital and development capital; the viability of operations; the ability of cash flow from operations and existing cash to cover sustaining capital requirements for 2013; and 2013 gold production and cash operating cost forecasts. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power; timing and availability of external  financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and input costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2012. The forecasts contained in this report constitute management’s current estimates, as of the date of this report, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this report represent management’s estimate as of any date other than the date of this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits relating to Item 7.01 are intended to be furnished to, not filed with, the Securities and Exchange Commission pursuant to Regulation FD.

Exhibit No.	Description

99.1	Press release of Golden Star Resources Ltd. dated June 17, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2013

Golden Star Resources Ltd.

By:	/s/ Jeff Swinoga
Jeff Swinoga
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Golden Star Resources Ltd. dated June 17, 2013